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                                                                      EXHIBIT 99
              [LETTERHEAD OF GISH BIOMEDICAL, INC. APPEARS HERE]

 [LOGO OF GISH
BIOMEDICAL, INC.
 APPEARS HERE]
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                                                       NEWS RELEASE

Contact:  Jack Brown, President
          (800) 938-0531
          (714) 756-5485

                                                       FOR IMMEDIATE RELEASE

           GISH BIOMEDICAL COMPLETES ACQUISITION OF CREATIVE MEDICAL --Innovative Infusion Pump Expands Gish Into Home Health Care Market--

     Irvine, California --April 23, 1996 -- Gish Biomedical, Inc. (Nasdaq: GISH) today announced it completed the acquisition of Creative Medical Development, Inc. (OTC:CMDI) of Nevada City, California, in a transaction that expands Gish's operations into the home health care market with an innovative multi-therapy infusion pump that complements Gish's line of catheters. Gish acquired substantially all of the assets of Creative Medical for approximately 240,000 shares of Gish common stock valued at $2.0 million, plus $600,000 in cash.

     "The acquisition of Creative Medical provides Gish with not only another state-of-the-art product, the EZ Flow 480/TM/ infusion pump, but adds a significant new dimension to our company in the rapidly growing home health care market," stated Jack W. Brown, chairman and president of Gish. "It reflects our strategy of logically extending an established name and product line into selected specialty areas."

     The microprocessor-based EZ Flow 480/TM/ is being sold under the Gish name through Creative Medical's distributors and through Gish's direct sales force in selected markets nationwide. In contrast to single-use infusion pumps, the EZ Flow 480/TM/ can accommodate a range of therapies, including continuous, intermittent, total parenteral nutrition and patient controlled analgesia. The product's multiple protocol translates into more efficient in-service training for home health care providers and more effective inventory management.

     The EZ Flow 480's/TM/ menu driven software features multi-view programming screens, lending itself to simple operation. Enhanced by the device's automatic calculation software, infusion rate and dosage intervals are automatically verified, practically eliminating dosing calculation errors. The EZ Flow 480/TM/ simply performs complex dosage requirements such as tapered TPN administration, time delayed antibiotic therapy, and PCA with continuous basal infusion.

     Gish Biomedical, Inc. designs and manufactures disposable physician-preference products for various surgical specialties. The company offers premier devices for use in cardiovascular and orthopedic surgery and oncology, in addition to the new line of ambulatory infusion pumps.

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